Exhibit 23

                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Brinker International, Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 33-61594, 33-56491, and 333-02201 on Form S-8
and  Nos. 33-53965, 33-55181, 33-63551, 333-00169, and  333-
07481 on Form S-3, of Brinker International, Inc. of our report dated August 1, 1997, relating to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 25, 1997 and June 26, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 25, 1997, which report is incorporated by reference in the June 25, 1997 annual report on Form 10-K of Brinker International, Inc.



                                   /KPMG Peat Marwick LLP

                                   KPMG Peat Marwick LLP



Dallas, Texas
September 23, 1997